January 4, 2022
Cambridge, Mass., USA

Dear fellow shareholders,

2021 was a year of monumental impact and change for Moderna. After a decade of pioneering the development of our mRNA platform, we were ready and well-positioned to play a critical role in combating the COVID-19 pandemic globally with our mRNA vaccine.

Our COVID-19 vaccine has been granted emergency use authorization (EUA) or emergency use listing by the World Health Organization (WHO) and health agencies in more than 60 countries, to which we shipped approximately 800 million doses in 2021. This was no small task for a team of 2,700 people.

Indeed, the Moderna team worked with a deep sense of responsibility to deliver on the promise of mRNA science for people around the world. Through it all, our team showed relentlessness under tight timelines and COVID-related challenges, while advancing our broad pipeline of mRNA medicines.

Throughout the year, we continued to build a diverse clinical portfolio of vaccines and therapeutics across now seven modalities. Our longstanding approach to portfolio development, pursuing programs that have shared technology or biology, has helped us reduce risk as our pipeline grew to 37 programs in development, including 21 in clinical studies.

Beyond our COVID-19 vaccine, we launched the second pivotal trial in our company’s history with CMVictory, a Phase 3 study of our vaccine to prevent congenital cytomegalovirus, or CMV, which is the number one cause of birth defects in the U.S. This milestone takes us one step closer to stopping the transmission of this latent virus and bringing another important vaccine to millions of people.

We are making significant advances across our programs. Our flu vaccine showed positive interim Phase 1 data, and our respiratory syncytial virus, or RSV, vaccine moved fast to a Phase 2/3 trial of 34,000 participants. In Oncology, our Personalized Cancer Vaccine Phase 2 trial is now fully enrolled, and we expect a readout as early as Q4 of 2022. We also saw early positive data from the Phase 2 study of our mRNA VEGF-A therapeutic with AstraZeneca moving it to the next stage of clinical development.

Reflecting on our 2021 strategic priorities, we set out to maximize the impact of Moderna COVID-19 Vaccine access and the value creation of this product; accelerate vaccine development to advance our pipeline; generate human proof-of-concept data in autoimmune diseases, cardiovascular diseases, oncology and rare diseases; and continue to expand the use of mRNA technology to maximize the potential impact we can have on human health. Our team has made significant progress on these priorities to advance our

Mission for patients and deliver value to our shareholders, our employees, our communities and our partners.

As we close our books for 2021, the company’s cash, cash equivalents and investments as of December 31, 2021, were more than $17 billion. We now have the resources to scale our investments and do even more to positively impact human health with mRNA medicines. This is just the beginning.

We believe our mRNA platform can solve the world’s greatest health challenges—from diseases impacting millions to medicines personalized down to the individual level. I am excited to have you with us on the journey ahead, as we build Moderna over the next 10 to 20 years.

Doing Our Part to Fight the Pandemic

Moderna became a commercial company in 2021. The SARS-CoV-2 virus had changed everything.

Today, we are pleased that the U.S. Food and Drug Administration (FDA) has granted priority review designation for the Biologics License Application (BLA) filing of our COVID-19 vaccine. We have also received an EUA from the FDA, a recommendation from the Committee for Medical Products for Human Use (CHMP) in the European Union, and authorizations from other countries for a 50 µg booster dose of our COVID-19 vaccine for adults ages 18 years and older.

We continue to evaluate variant-specific vaccines and multivalent vaccines, which are combinations of variant-specific vaccines, to stay ahead of future variants, including the Omicron variant that emerged in the last few weeks of 2021. In addition, we are evaluating mRNA-1283 as a next generation, refrigerator stable vaccine. A Phase 2 dose ranging study utilizing even lower doses of mRNA-1283 will be assessed soon in a booster study.

For our TeenCOVE clinical study in the adolescent population, 12-17 year olds, we have submitted data to the FDA in the U.S. as well as to other countries. Our vaccine is currently authorized for use in adolescents in Argentina, Australia, Canada, Colombia, the European Union, Japan, the Philippines, Saudi Arabia, Switzerland, Taiwan, Thailand, the United Kingdom and Vietnam, and we are working with the FDA on a path forward in the U.S.

In the pediatric setting, our study known as KidCOVE is ongoing. In October, we shared positive topline data from the oldest of the age groups in KidCOVE, the 6-11 year old cohort, and will submit our results soon to the EMA and other regulatory agencies around the world.

We have said that as we seek to defeat the pandemic, it is imperative that we are proactive as the virus evolves. The mutations evidenced in the Omicron variant are concerning and we have been moving as fast as possible to execute our strategy to address this variant.

Scaling Manufacturing for Impact

In early 2021, we doubled our monthly deliveries of our COVID-19 vaccine to the U.S. government, and we were working to double them again by April to more than 40 million doses per month. As we worked to meet these goals, we were continually learning and working closely with our partners and the federal government to identify ways to address bottlenecks and accelerate production.

By June, we made and delivered our 200 millionth dose of the Moderna COVID-19 Vaccine to the U.S. government. This was a heartening milestone, knowing that many tens of millions of people had been fully vaccinated or received their first dose in the U.S. It had taken us just two months to go from 100 million to 200 million doses. To put that into perspective, in 2019, we made fewer than 10,000 doses per month.

By October, Moderna and our partners ramped up our capacity worldwide and supplied more than 500 million doses of our COVID-19 vaccine globally. There were several efforts in place to continue increasing capacity at a significant pace, including the expansion of our Moderna Technology Center in Norwood, MA, which I’ll touch on shortly.

By year end, we shipped approximately 800 million doses of our COVID-19 vaccine worldwide. That is roughly 295,000 vaccine doses per employee at Moderna. I have the deepest gratitude for our team members and partners who made the manufacture and distribution of our vaccine possible.

Expanding Access

From the beginning, our goal has been to protect as many people as possible around the globe. We recognize that vaccine availability continues to be a challenge in many parts of the world, and we remain focused on ensuring that low-income countries have access to our vaccine.

In April, we announced additional investments to increase global supply of our COVID-19 vaccine and in May we announced an agreement with Gavi, the Vaccine Alliance to supply up to 500 million doses of our vaccine at our lowest tiered price, in line with our global access commitments. This agreement has subsequently been revised to provide up to 650 million doses to be delivered across 2021 and 2022.

Additionally, in October, we announced that Moderna will build a state-of-the-art mRNA facility in Africa with the goal of producing up to 500 million doses of vaccines each year, and in parallel, we are working on plans to fill doses of our COVID-19 vaccine in Africa as early as 2023. We also announced the first step in our long-term partnership with the African Union with a Memorandum of Understanding to supply up to 110 million doses of our COVID-19 vaccine to address the needs of low-income countries in Africa.

That same month, I published a letter on our global commitment to vaccine access. The letter outlined the five pillars of our evolving strategy to support global access to vaccines.

In line with this strategy, and with the goal of helping to end the pandemic in low-income countries, we worked with the U.S. government to enable the delivery of millions of doses to COVAX in 2021. We also worked with the governments of France, Sweden and Norway, the EU and EEA countries and Gavi to facilitate the donation of millions of doses of the Moderna

COVID-19 Vaccine from the EU Member States to COVAX in 2021. These are additional examples of how we are using dose sharing, among other strategies, to help ensure an equitable global distribution of COVID-19 vaccines.

We are committed to expanding our manufacturing and supply even further until our vaccine is no longer needed in low-income countries. Our responsibility during the pandemic is to push ourselves to our limits to expand availability of our vaccine, and to make investments in the future to prevent such a pandemic from ever happening again. Notably, Moderna remains the only company to have pledged not to enforce its COVID-19 intellectual property during the pandemic.

Scaling for the Future

Moderna entered 2021 with a strong cash position of approximately $5.25 billion. We have used this capital to invest in R&D and scale our development pipeline and manufacturing capabilities to maximize our impact on human health.

In April, we announced new funding commitments to increase supply at our owned and partnered manufacturing facilities beginning in 2021 and ramping up production in late 2021 and early 2022. We expect these investments will increase our global 2022 capacity to manufacture enough drug substance for up to 3 billion doses of our COVID-19 vaccine, with the ultimate capacity dependent upon the dose level for those vaccines (e.g., 50 µg or 100 µg) and their presentation.

Specifically, these investments allow for a doubling of drug substance manufacturing at Lonza’s Switzerland-based facility, a more than doubling of formulation, fill and finish and drug substance manufacturing at Rovi’s Spain-based facility, as well as a 50 percent increase of drug substance at Moderna’s facilities in the U.S. When completed, the investments will also result in an increase in safety stock of raw materials and finished product used to deliver committed volumes.

We also announced an expansion of our Moderna Technology Center (MTC) in Norwood, MA. MTC has been core to our long-term strategy and has enabled us to provide the scale and flexibility to support the development of our mRNA medicines and vaccines, including our COVID-19 vaccine. This investment will more than double the space at our technology center to approximately 650,000 square feet and allow us to continue to optimize our mRNA products as we explore new pharmaceutical delivery forms such as prefilled syringes and lyophilized products.

Further, we are investing in a new science center in Cambridge, MA, to create a purpose-built space to support our next chapter of discovery. The Moderna Science Center will integrate digital-first scientific research and development labs along with space for innovation and co-creation with our people and our partners around the world. As part of our ongoing commitment to sustainability, the high-performance building is designed to be the most sustainable commercial lab building in Cambridge.

In addition to our owned facilities in the U.S., we have expanded our footprint across the globe, with subsidiaries in Australia, Europe, Japan, North America and South Korea. As Moderna expands internationally, we were excited to announce in 2021 new collaborations to bring state-of-the-art mRNA manufacturing facilities to Australia and Canada to provide direct access to rapid pandemic response capabilities as well as domestically manufactured mRNA vaccines against other diseases. We believe that this innovative business model will have global impact and implications.

To support our geographic growth, we more than doubled the size of our team to 2,700 employees by the end of 2021, compared to 1,300 at the end of 2020. We are starting 2022 with Moderna employees living and working in 12 countries around the world. Our remarkable team continues to be the engine behind everything we have been able to accomplish and the driving force behind our scientific progress and our culture.

In December, we announced that we are investing in our team with the creation of the Moderna AI Academy, an innovative partnership with Carnegie Mellon University to deliver Artificial Intelligence capabilities, skills and education to the Moderna workforce. This collaboration will bring to life an immersive learning experience for all employees—not just our executives. Democratizing AI in this way is an untraditional approach that will help free up our teams to do the work that really matters as we grow.

Looking ahead, we are focused on continuous improvement as we grow and scale Moderna over the next 20 years. It will take all of us to seed the change needed to fully realize our Mission for patients.

Advancing mRNA Medicines for People and Patients

The change that came with 2021 brought us past an important inflection point to a new age of medicine. mRNA is an information molecule that gives us the opportunity to combine science, technology and humanity to improve life everywhere.

With the experience of having developed our technology into an authorized product and the ability to generate cash to invest to rapidly scale our platform company, in September 2021 we defined Moderna’s strategic pillars for impact. These core franchises summarize our focus for 2022 and beyond:

•our pan-respiratory annual single-dose booster vaccine,
•our first-in-class vaccines against latent viruses,
•our therapeutics based on mRNA-encoded proteins, and
•our therapeutics based on mRNA-encoded gene editing enzymes.

Respiratory Vaccines

For this pan-respiratory franchise, our goal was to evolve the COVID-19 vaccine primary series into a fall of 2021 booster. Now, we are focused on a fall of 2022 COVID-19 booster. Then, we would add to the COVID booster a flu booster, and then add to the COVID and flu an RSV booster. We anticipate our development candidate for COVID booster + flu booster in a single dose, mRNA-1073, will be in the clinic soon.

In December, we announced that the Phase 1 study of our quadrivalent flu vaccine, mRNA-1010, successfully boosted titers against all four strains of flu in older and younger adults, even at our lowest dose, and no significant safety concerns were observed. These positive interim results are an important milestone toward achieving our goal of developing an annual pan-respiratory single-dose booster vaccine that is adapted to the circulating strains of seasonal influenza, SARS-CoV-2 and RSV. The Phase 2 study of mRNA-1010 is now fully enrolled and preparation for the Phase 3 study is underway.

Earlier in the year, we announced interim Phase 1 data that showed our RSV vaccine candidate, mRNA-1345, significantly boosted neutralizing antibody titers above baseline in older adults. We started a pivotal Phase 2/3 RSV vaccine trial, called ConquerRSV, in November. The pediatric cohorts of the RSV trial continue to enroll. Our hMPV/PIV3 study in pediatrics is currently enrolling in toddlers.

We have always believed in the power of multi-valent vaccines in doing combinations. By pursuing combination products to protect against a range of diseases, we can potentially help decrease morbidity and mortality from respiratory disease, lower systemic costs and increase health security globally.

Vaccines Against Latent Viruses

If one looks at the health damage caused by latent viruses, it is profound. Latent viruses consist mainly of DNA viruses, and once a human is infected by a latent virus, that virus will stay in the body for life and can lead to lifelong medical complications. You are likely familiar with latent viruses like human immunodeficiency virus (HIV) and Human papillomavirus (HPV). There are many others that impact human health.

As a company, we are committed to developing a portfolio of vaccines and therapeutics against these latent viruses. Our first programs are a CMV vaccine, an Epstein-Barr virus (EBV) vaccine, and an EBV therapeutic vaccine. We have also partnered to work on two HIV vaccines.

October marked a big milestone for Moderna. We started dosing in the clinic the first participants in our Phase 3 pivotal registration study for our CMV vaccine, mRNA-1647. As shared, this marked the second Phase 3 study in company history, and it brought us one step closer to getting another important vaccine to millions of people.

EBV is a member of the herpesvirus family that includes CMV, herpes simplex virus (HSV), and varicella-zoster virus (VZV). EBV is spread through bodily fluids (e.g., saliva) and contracted primarily by young children and adolescents. It is a major cause of infectious mononucleosis and associated risks to other long-term medical conditions, including an increased risk of developing multiple sclerosis by approximately 4 to 10-fold, certain lymphoproliferative disorders and cancers and autoimmune diseases. The first participant in the Phase 1 study of our EBV vaccine, mRNA-1189, has been dosed and our new development candidate, an EBV therapeutic vaccine, mRNA-1195, is moving toward the clinic.

mRNA-1644, a collaboration with the International AIDS Vaccine Initiative (IAVI) and the Bill and Melinda Gates Foundation, is a novel approach to HIV vaccine strategy in humans designed to elicit broadly neutralizing HIV-1 antibodies. We expect to begin Phase 1 studies for our two candidates, mRNA-1644 and mRNA-1574, very soon.

As you can see, we are advancing several mRNA vaccines against latent viruses clinically with more in the labs.

mRNA Therapeutics

mRNA is a compelling therapeutic modality because of its ability to act locally and transiently, while driving dose-dependent protein expression. Our personalized cancer vaccine, mRNA-4157, in a Phase 2 head-to-head study with Keytruda®1 monotherapy is fully enrolled. We expect a data readout in the back end of 2022.

In November, we announced positive data from the AstraZeneca-led Phase 2 (EPICCURE) study evaluating the use of an mRNA therapeutic that encodes for VEGF-A (AZD8601) in patients undergoing coronary artery bypass grafting. These data were presented at the American Heart Association’s Scientific Sessions 2021 annual meeting and are a result of pushing new boundaries in the treatment of cardiovascular and other ischemic vascular diseases to address serious unmet needs with the goal of improving patients’ lives.

Additionally, our rare genetic programs continue to progress well, with three programs in the clinic, or soon to be in the clinic. The Phase 1 study of our Propionic Acidemia (PA) candidate, mRNA-3927, is ongoing and the first cohort is fully enrolled. The Phase 1 study of our Methylmalonic Acidemia (MMA) program, mRNA-3705, is ongoing and the first participant has been dosed. The U.S. FDA has completed its review of the Investigational New Drug (IND) application for our GSD1a candidate, mRNA-3745, allowing it to proceed to the clinic. The FDA also granted Orphan Drug designation to mRNA-3745 and we look forward to sharing clinical data in the coming months.

In November, we announced our first program in a new modality with “inhaled pulmonary therapeutics.” GLP toxicology studies for the Cystic Fibrosis (CF) program Vxc-522 are ongoing in partnership with Vertex. I would like to congratulate our scientific team, as well as the Vertex team, for having been able to develop a novel lipid formulation to allow inhaled pulmonary delivery.

Gene Editing Therapeutics

Moderna Genomics is our effort to expand the use of our platform to create more innovative drugs to help patients. Our vision is to be a leader in large, complex genomic editing, and our strategy is to invest internally and to set up licensing agreements with next-generation gene editing companies.

In November, we announced a new partnership with Metagenomi, whose discovery platform and expertise will expand Moderna Genomics’ ongoing efforts to develop innovative in vivo gene editing therapies to address a significant unmet medical need. This important collaboration represents another milestone on our journey to create transformational genome-engineering based medicines for patients.

This new partnership is in addition to a collaboration established with Vertex in September 2021 to treat CF using gene editing. The three-year strategic research collaboration initially will focus on the discovery and optimization of novel lipid nanoparticles (LNPs) and mRNAs that can deliver gene-editing therapies to cells in the lungs.

1 Keytruda® is a registered trademark of Merck & Co., Inc.

Encoding Our Culture

With our continued rapid growth, we recognized the necessity of staying true to our Values and our ways of working. So, after many weeks of discussion during Q2 and Q3, we articulated the Moderna Mindsets: A set of leadership behaviors we use to make decisions and to lead at the company. When the Mindsets were rolled out to the organization, our people said, “This is Moderna; this is us.”

I encourage you to familiarize yourself with the Mindsets, which are listed at the end of this letter and have been posted online. The Mindsets will be key as we scale over the next 10 years and we are working to integrate them into all our HR processes from "hire to retire," including performance management. This will help ensure that we hire the right people, and once onboard, we help them understand how we operate and what it takes to thrive at Moderna.

Acting Responsibly

We as a company care deeply—about our patients, our employees, the environment and our communities. We recognize that we have an opportunity to change medicine for all, and we will continue to make corporate responsibility a critical part of who we are and what we do.

As we grow, we are committed to doing the right things in the right way for patients. For example, we are proud of a new collaboration with the Institute for Life Changing Medicines to develop a new mRNA therapeutic (mRNA-3351) for Crigler Najar type 1, or CN-1, an ultra-rare disease. The goal of this partnership is to make an mRNA therapy for the treatment of CN-1 available at no cost to patients and their families. The Institute will not pay Moderna an upfront fee or any downstream payments and Moderna will also provide the mRNA-3351 material free of charge. We believe this is the right thing to do to continue to contribute to society for ultra-rare diseases where our mRNA platform can help.

While we want to build the most impactful drug company in the world, we want to do it with a sense of purpose. That means being a great company for employees, as exemplified by our seventh consecutive year ranked as a best company to work for by Science and our recognition as the #1 Best Workplace for Innovators in 2021 by Fast Company.

It also means building a company that is responsible and minimizes our impact on the planet. We are proud to have announced in November, on the threshold of COP26, that we will work to achieve net-zero carbon emissions for our operations globally by 2030.

Further, in July, we announced the establishment of the Moderna Charitable Foundation, which will focus on charitable, scientific and educational endeavors, with particular emphasis on advancing scientific education and innovation, supporting local and global communities impacted by COVID-19, promoting public health and access to healthcare, and advocating for inclusion and diversity. With an initial up-front endowment of $50 million, this is another way we are extending Moderna’s societal impact, particularly in underserved populations.

In October, we launched a global fellowship program for young researchers exploring mRNA medicines. This program presents an opportunity for us to build and scale a new generation of mRNA scientists, researchers and healthcare professionals to improve quality of care by educating and advocating for clinical best practices with mRNA vaccines and therapeutics.

We need to embed that sense of corporate responsibility as we commercialize the company, to make sure it is part of our DNA, our culture, forever as we scale. We are passionate about being an active contributor to the communities where we live and work.

Looking Ahead

Moderna is entering 2022 with a remarkable team poised to continue advancing mRNA vaccines and therapeutics into new areas for patients. We have a clear and exciting strategic path to do so, and a strong cash position.

Priority one is our pan-respiratory annual single-dose booster vaccine. Respiratory viruses are a major cause of mortality worldwide, with an estimated 2.7 million deaths in 2015,2 and many millions more hospitalized and sick at home. Building on our continued focus on mRNA-1273, our COVID-19 vaccine, we want to prevent people who are at high-risk (e.g., 50 years of age and older, healthcare workers, the immunocompromised) from being hospitalized due to respiratory infection. We will not stop until that goal is achieved.

Priority two is to go after the most important latent viruses and develop first-in-class vaccines against them. We want to protect our fellow human beings from suffering from the long-term damage caused by these viruses. Too many people have the quality of their health impacted because decades before, they were infected with a latent virus. We envision a world where vaccines against all the most important latent viruses are available to all.

Priority three is to bring to market therapeutics based on mRNA-encoded proteins, like our current pipeline in oncology, cardiology, rare genetic diseases and autoimmune diseases.

Priority four is to bring to market innovative therapeutics based on mRNA-encoded gene editing enzymes.

As we work to advance these priorities, I want to thank our now global team for their relentless pursuit of our Mission and for living our Values and Mindsets every day. They have sacrificed so much to make a difference to people and patients across the globe.

My gratitude also goes to our executive committee and our board of directors for their help, counsel as well as their challenge to ensure I could be the best version of myself to lead Moderna. I am very thankful for their commitment and sacrifice to help us build and scale Moderna. I also want to thank our shareholders, partners and communities for their continued trust and support.

We believe Moderna could become the most impactful drug company in the world. A strand of mRNA can bind science, technology and humanity together to build a healthier planet.

This changes everything.
2 https://www.sciencedirect.com/science/article/pii/S1201971220303064

Warmest regards,
Stéphane Bancel
Chief Executive Officer

---
Our Mindsets

We act with urgency. Action today compounds the lives saved tomorrow.
We pursue options in parallel to make the best choice later.
We accept risk as the only path to impact.
We obsess over learning. We don’t have to be the smartest—we have to learn the fastest.
We pivot fearlessly in the face of new data.
We question convention because proven models don’t always fuel the future.
We push past possible.
We behave like owners. The solutions we’re building go beyond any job description.
We act with dynamic range driving strategy and execution at the same time and at every step.
We remove viscosity to encourage collective action.
We prioritize the platform over any single product.
We digitize everywhere possible, using the power of digital information to maximize our impact on patients.
---

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including regarding: the Company’s development of the Moderna COVID-19 Vaccine (mRNA-1273); its efforts to continue developing vaccines against COVID-19, including efforts to develop vaccines against variant strains of SARS-CoV-2 and multivalent vaccines and for booster doses; the ability of the Moderna COVID-19 vaccine and booster doses to provide protection against COVID-19 over time and to trigger an antibody response against variants of concern; the Company’s plans to submit results from its ongoing KidCOVE study to regulatory agencies; the Company’s expectation regarding the FDA’s evaluation of the use of its COVID-19 vaccine in adolescents and pediatric populations; the development of additional COVID-19 vaccine candidates that may be refrigerator stable; the conduct and timing of clinical trials, as well as data readouts, for programs in the Company’s pipeline, including its vaccine candidates against seasonal flu, CMV, RSV, HIV, VEGF-A, hMPV/PIV3 and EBV, as well as the Company’s personalized cancer vaccine candidate; the potential to combine different vaccines into a single dose and the potential benefits from such combinations; the timing for the Company’s development candidate for COVID booster + flu to enter the clinic; the potential market opportunity for a pan-respiratory booster vaccine; the Company’s capacity to produce drug substance for its COVID-19 vaccine, and the potential implications for deliveries in 2022, including the total number of doses that may be delivered; the Company’s investments in expanding its manufacturing capacity; the booster market for the

Company’s COVID-19 vaccine and the outcome of discussions for future sales of vaccine with governments and international organizations; anticipated deliveries to the African Union, Gavi and COVAX in future periods; the construction of manufacturing facilities in Canada, Africa and Australia; orders for the Company’s Moderna COVID-19 vaccine; the potential of the Company’s mRNA technology; the expansion of the Company’s Moderna Technology Center and investment in its new Moderna Science Center; the progress of the Company’s rare genetics program; and the Company’s efforts to achieve net-zero carbon emissions. The forward-looking statements in this letter are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include those other risks and uncertainties described under the heading “Risk Factors” in Moderna’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) and in subsequent filings made by Moderna with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this letter in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna’s current expectations and speak only as of the date hereof.